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                                                               Exhibit (a)(1)(K)

                            NOTICE TO PARTICIPANTS
        IN THE UNIGRAPHICS SOLUTIONS INC. EMPLOYEE STOCK PURCHASE PLAN

       OFFER TO PURCHASE UNIGRAPHICS SOLUTIONS INC. CLASS A COMMON STOCK
                                      at
                               $32.50 PER SHARE
                                      by
                             UGS ACQUISITION CORP.
                         a wholly owned subsidiary of
                      ELECTRONIC DATA SYSTEMS CORPORATION

                                                                 August 21, 2001

To Participants in the Unigraphics Solutions Inc. Employee Stock Purchase Plan (the "ESPP"):

     Pursuant to the Offer to Purchase dated August 20, 2001, UGS Acquisition Corp., a wholly owned subsidiary of Electronic Data Systems Corporation, is offering to purchase all outstanding shares of Class A Common Stock (the "Shares") of Unigraphics Solutions Inc. ("UGS") at $32.50 per Share. Your attention is directed to the enclosed copy of the Offer to Purchase.

     A tender of your Shares held in the ESPP will be made only pursuant to your written instructions. IF YOU WISH TO PARTICIPATE IN THIS OFFER BY TENDERING ESPP SHARES, YOU MUST COMPLETE THE ENCLOSED "TENDER OFFER INSTRUCTION FORM FOR ESPP SHARES," SIGN IT, AND RETURN IT TO AMERICAN STOCK TRANSFER & TRUST COMPANY, THE DEPOSITARY FOR THE TENDER OFFER, AT THE ADDRESS INDICATED ON THE FORM BEFORE 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 18, 2001. IN ORDER TO ALLOW US SUFFICIENT TIME TO TENDER ON YOUR BEHALF. If you do not respond to this notice, none of your ESPP Shares will be tendered.

     Solely for the purpose of allowing participants in the ESPP to participate in the Offer, the restriction on sales of ESPP Shares have been temporarily waived by UGS.

     Cash received from any ESPP Shares tendered and accepted for payment by the Company will be distributed to participants by check (less applicable federal withholding taxes). Any ESPP Shares tendered but not accepted by the Company will remain in your account.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

                                    Very truly yours,

                                    Unigraphics Solutions Inc.